Exhibit 3.4

CERTIFICATE OF CORRECTION TO THE

CERTIFICATE OF DESIGNATIONS OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

TELLURIAN INC.

Tellurian Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. The name of the Corporation is Tellurian Inc.

2. A Certificate of Designations of Series B Convertible Preferred Stock of the Corporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on February 9, 2017, with an effective time of 11:57 p.m. Eastern Standard Time on such date, and said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate to be corrected is that the number of shares of the series of preferred stock designated thereby was inadvertently omitted from Section 1(a).

4. The Certificate is corrected by amending Section 1(a) thereof to read in its entirety as follows:

“(a) The shares of such series shall be designated the Series B Convertible Preferred Stock (hereinafter referred to as the “Series B Preferred Stock”) and the number of shares constituting such series shall be 5,467,851.”

5. All other provisions of the Certificate remain unchanged.

IN WITNESS WHEREOF, Tellurian Inc. has caused this Certificate to be executed by its duly authorized officer this 6th day of April, 2017.

TELLURIAN INC.

By:	/s/ Antoine J. Lafargue
Name:	Antoine J. Lafargue
Title:	Chief Financial Officer